Exhibit 10.30

REPAY HOLDINGS CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Document”) is hereby granted as of      [DATE]    , 2022 (the “Grant Date”) by Repay Holdings Corporation, a Delaware corporation (the “Company”), to    [NAME]       (the “Grantee”) pursuant to the Repay Holdings Corporation Omnibus Incentive Plan (as amended, the “Plan”) and subject to the terms and conditions set forth therein and as set out in this Award Document.  Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.

By action of the Committee, and subject to the terms of the Plan, the Grantee is hereby granted an Award of      [NUMBER]     Shares (the “Shares”), subject in all regards to the terms of the Plan and to the restrictions set forth in this Award Document.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Document, the Company and the Grantee agree as follows:

1.Grant.  The Company hereby grants to the Grantee the Shares, on the terms and conditions set forth in this Award Document and as otherwise set forth in the Plan.

2.Vesting.

(a)Vesting. The Shares shall be 100% vested on the Grant Date.

(b)No Forfeiture.  The Shares are not subject to forfeiture, including upon the Grantee’s termination of employment with the Company or its Affiliates for any reason, except as set forth in Section 3 below.

(c)Rights as a Stockholder.  The Grantee, immediately following grant of the Shares, shall have all of the rights of a stockholder of the Company with respect to the Shares that are issued to Grantee, subject to Section 5 below.

(d)Withholding for Taxes.  Grantee will be taxed on the fair market value of the Shares as of the Grant Date. Withholding of any portion of the Shares in connection with the Company’s withholding obligations arising on account of the grant of vested Shares shall be deemed to be a taxable repurchase of such withheld Shares for federal income tax purposes at the time of grant.

3.Clawback.  The Shares and this Restricted Stock Award are subject to the Compensation Recovery provisions of the Plan.  In the event the Company (or any successor thereof) is required to provide an accounting restatement for any of the prior three fiscal years of the Company for which audited financial statements have been completed as a result of material noncompliance with financial reporting requirements under federal securities laws (a “Restatement”), the amount of any Excess Compensation realized by any Executive Officer shall be subject to recovery by the Company (or any successor thereof).

4.Compliance with Legal Requirements. The granting and delivery of the Shares and any other obligations of the Company under this Award Document, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

5.Transferability.  During the period commencing on the Grant Date and ending on the first anniversary of the Grant Date, the Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate (or any successor thereof).  If, prior to the first anniversary of the Grant Date, there is a Change of Control or the Grantee’s employment with the Company and its Affiliates (or any successor thereof) is terminated on account of Grantee’s death or Incapacity, then the foregoing transfer restrictions shall terminate immediately upon such event.  In addition, the foregoing transfer restrictions shall not apply to transfers of all or any of the Shares as a bona fide gift or for bona fide estate planning purposes; provided, however, in the case of any such transfer, each transferee shall agree in writing to be bound by the terms and conditions of this Award Document.

6.Waiver. Any right of the Company (or any successor thereof) contained in this Award Document may be waived in writing by the Committee.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.

7.Severability.  The invalidity or unenforceability of any provision of this Award Document shall not affect the validity or enforceability of any other provision of this Award Document, and each other provision of this Award Document shall be severable and enforceable to the extent permitted by law.

8.Employment.  Nothing in the Plan or in this Award Document shall be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate (or any successor thereof) to retain the Grantee in the employ of the Company or an Affiliate (or any successor thereof) and/or, if applicable, as a member of the Company’s Board of Directors or in any other capacity.

9.Binding Effect.  The terms of this Award Document shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, the Grantee and the transferees, beneficiaries, executors, administrators and heirs of the Grantee.

10.Entire Agreement.  This Award Document and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.  In the event of a conflict between the Plan and this

Award Document, the terms of the Plan shall control.  No change, modification or waiver of any provision of this Award Document shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Grantee under the Plan.

11.Governing Law. This Award Document shall, except to the extent preempted by federal law, be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

12	Section 409A. The grant of Shares under this Agreement will not be considered deferred compensation within the meaning of Section 409A of the Code.
13.	Counterparts. This Award Document may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Award Document has been executed on this __ day of ___________________, 2022.

REPAY HOLDINGS CORPORATION

By: ________________________________

Its [TITLE]

ACKNOWLEDGED

By: ________________________________

       Grantee